Exhibit 10.1

September 3, 2020

Mr. Raymond C. Kubacki, Jr.

c/o Psychemedics Corporation

289 Great Road

Suite 200

Acton, MA 01720

Dear Ray:

This letter sets forth an amendment to the letter agreement (the “Letter Agreement”) between you and Psychemedics Corporation (the “Company”) dated February 20, 2018. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Letter Agreement is hereby amended as follows:

1.	The first sentence of paragraph 1 of the Letter Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“If at any time after the effective date hereof and prior to February 20, 2023, your employment is terminated by the Company without Cause, or you voluntarily terminate your employment for Good Reason, in either case at the time of, or within twelve (12) months following, a Change of Control of the Company, then you will continue to be paid monthly an amount (“Termination Pay”) equal to the greater of: (a) your Average Monthly Total Compensation for the twelve full months preceding the date of such termination, or (b) your Average Monthly Total Compensation for the twelve full months preceding August 1, 2020, whichever is greater, for a period of twelve (12) months from the date of such termination, provided that in the case of your voluntary termination of your employment solely on account of the “Good Reason” factor described in clause (iv) of paragraph 14(e) below, then such Termination Pay shall be for a period of six (6) months from the date of termination.”

Mr. Raymond C. Kubacki, Jr. September 3, 2020 Page 2

2.	Paragraph 14(e) of the Letter Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(e). “Good Reason” shall mean: (i) payment of base salary following the Change of Control at a rate below $525,000 per annum, or at such higher base salary rate as may be in effect immediately prior to such Change of Control; (ii) removal from your position as President and Chief Executive Officer of the Company, or failure to re-elect or reappoint you to such position or, if the Company shall no longer exist as a result of the Change of Control, failure to elect or appoint you to the position of President and Chief Executive Officer of the division or separate entity succeeding to the business of the Company; (iii) a material decrease in your duties or responsibilities or the assignment to you of duties and responsibilities, which are materially inconsistent with such position; or (iv) the Company's requiring you to relocate your work location outside the Greater Boston, Massachusetts area.”

If this letter correctly sets forth our understanding and agreement concerning the proposed amendment, please indicate your acceptance by signing both copies of this letter and returning one copy. The Letter Agreement shall then be amended as set forth above but shall otherwise remain in full force and effect.

Very truly yours,

PSYCHEMEDICS CORPORATION

	By:	/s/ Neil L. Lerner
Neil L. Lerner, Vice President - Finance

Agreed to: September 3, 2020

/s/ Raymond C. Kubacki
Raymond C. Kubacki, Jr.